Exhibit 10.1#

May 7, 2024

PERSONAL AND CONFIDENTIAL

BY EMAIL

Erin Quirk

Dear Erin:

The purpose of this separation agreement (the “Agreement”) is to confirm the terms of your separation from Terns Pharmaceuticals, Inc. and any affiliates, including without limitation, Terns, Inc. (collectively, the “Company”). This Agreement outlines the terms of certain benefits and payments to you in connection with your separation, provided you execute and do not revoke this Agreement, or the Supplemental Release provided for in this Agreement, all as set forth herein.

1.
Separation from Employment. Your employment with the Company will terminate on June 3, 2024 (the “Separation Date”). You will resign, as of May 7, 2024, your position as President and Head of R&D of the Company and from all other Company offices you may hold as of the Separation Date, pursuant to Exhibit A, and you will resign as an employee of the Company as of the Separation Date. The period after you execute and return this Agreement to the Company until June 3, 2024 is the “Transition Period”. During the Transition Period, you will attend to the transition of your job duties in cooperation with the Company, but you will be relieved of the obligation to come to the Company office and you will not be required to travel on Company business.
2.
Effect of Separation from Employment. On and after the Separation Date, you will not be eligible to remain in the Company’s benefit programs, except as provided in this Agreement. In addition, and regardless of whether you sign this Agreement, on the Separation Date, you will receive payment for all wages that are due and accrued as of the Separation Date. Given that the Company has a policy of unlimited vacation, there will be no payment for accrued but untaken vacation. Your right to participate in the Company’s health insurance program will terminate on the Separation Date; thereafter, your right to continued participation in such program is contingent upon your election of COBRA coverage; you will receive your election notice after the Separation Date. You will submit any reimbursable business expenses to the Company consistent with Company policy no later than June 30, 2023.
3.
Separation Benefits. Subject to your continuing compliance with the covenants set forth in this Agreement, and subject to your execution (and non-revocation) of this Agreement and the Supplemental Release referred to in Section 6 below (the “Supplemental Release”), the Company will pay and provide you with the following (the “Separation Benefits”):
(i)
Severance: Severance in the amount of $184,333, less applicable payroll withholdings (the “Severance”), which is equivalent to four (4) months of your Base Salary. The Severance will be paid in a lump sum on or before the first Company payroll date that is at least ten (10) days after the Effective Date of the Supplemental Release (the “Payment Date”).

(ii)
Retention Bonus: On the Payment Date, the Company will pay you the balance of your retention bonus as provided in Section 4 of your Amended and Restated Employment Agreement dated as of November 14, 2023 (the “Employment Agreement”), in the sum of $385,250, less applicable payroll withholdings. You will not be eligible for any other bonus payments from the Company and you represent and confirm no other bonus or other compensation amounts are due and owing to you as of the date of this Agreement (other than your accrued Base Salary through the Separation Date and the amounts forth in this Section 3 of the Agreement).
(iii)
COBRA Reimbursement: On the Payment Date, the Company will make a lump sum payment to you of $45,126.29, less applicable payroll taxes, to reimburse you for the cost to continue your health insurance (and that of your dependents, based on your current enrollment) for eleven months.
(iv)
Accelerated Vesting of Equity Awards/Extended Exercise. As of the Separation Date, but contingent on the Supplemental Release becoming effective, the vesting of each outstanding Company equity award (each, an “Equity Award”) shall accelerate with respect to the number of shares of Company common stock that would have become vested had you remained employed with the Company through August 31, 2024 (the “Accelerated Vested Equity”). The portion of any unvested Equity Award that is not Accelerated Vested Equity shall be cancelled and terminated as of the Separation Date and shall be of no further force or effect. In addition, the time for you to exercise any Equity Award (including Accelerated Vested Equity) in the form of a stock option that is vested as of the Separation Date shall continue to and include November 30, 2024 (but in no event later than the original expiration date of such option), and shall be treated as a nonqualified stock option for tax purposes even if such option was intended to be an incentive stock option at the time of grant. Except as otherwise set forth in this Section 3(iv), all Equity Awards shall remain subject to the terms of the applicable equity award agreement and the plan under which each such Equity Award was granted. A statement of your vested and unvested equity as of the Separation Date is attached hereto as Exhibit B.

Other than as set forth in this Section, you are not eligible for any other payment from the Company, including without limitation, wages, bonuses, benefits, vacation, paid time off, compensation or equity.

4.
Covenants
(a)
You acknowledge that as of the date you execute this Agreement (the “Execution Date”), you have not filed any complaints, claims, charges, actions, grievances or arbitrations against the Company1 or otherwise contacted any U.S. federal, state or local governmental agency or commission that has applicable jurisdiction to regulate the Company (each a “Government Agency”) regarding the Company.
(b)
You agree that, on or before May 30, 2024, you will return to the Company all Company documents (whether in hard copy or electronic form and any copies thereof, with the exception of documents relating to your compensation) and property (including, without limitation, all cell phones, laptops and other company equipment), and that you shall abide by the provisions of the Invention Assignment Agreement you previously executed (the “Invention Agreement”), the terms of which shall survive the signing of this Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information. You shall not be deemed to be in breach of this confidentiality provision (i) in the event such information is already in the public domain, (ii) in the event that you are required to disclose confidential information in connection with a judicial or special proceeding or pursuant to court order, (iii) if you share this information with any Government Agency or participate in a government investigation, or (iv) if you obtain the Company’s prior written permission to disclose such information. Also, notwithstanding any provision of this Agreement prohibiting the disclosure of trade secrets or other confidential information, you may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if you file a lawsuit or other court proceeding against the Company for retaliating against you for reporting a suspected violation of law, you may disclose the trade secret to the attorney representing you and use the trade secret in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

____________________

1 For purposes of Sections 4 and 5, the term “Company” includes Terns Pharmaceuticals, Inc., Terns, Inc. and any of their parents, subsidiaries, divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), professional employer organizations such as Sequoia, and all other related entities and the former and current directors, officers, employees, agents, successors and assigns of each applicable organization.

(c)
You agree that after the Separation Date, you shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (and all other related entities and subsidiaries and their former or current officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, pipeline, pipeline candidate, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the business or reputation of the Company (and all other related entities and subsidiaries and their former or current officers, directors, employees and consultants). Further, you agree that you shall take no action to disrupt or impair the Company’s business operations, including, without limitation, disrupting or impairing the Company’s employment relationship with its employees.
(d)
You agree that nothing in this Agreement prevents you from: (i) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; (ii) if applicable, engaging in protected activities under Section 7 of the National Labor Relations Act (“NLRA”), including filing unfair labor practice charges, assisting Company employees in filing unfair labor practice charges, discussing the improvement of terms and conditions of employment (including regarding the terms of this Agreement) with former and current Company employees or union representatives or other third parties for the purpose of engaging in concerted activity under Section 7 of the NLRA; or (iii) making any necessary disclosures as otherwise required by law.
(e)
You acknowledge that the Company’s insider trading policy provides that: “If a person ceases to be a Director or employee of the Company at a time when he or she is aware of material nonpublic information concerning the Company, the prohibition on purchases, sales or donations of Company securities in [this Section] shall continue to apply to such person until that information has become public or is no longer material.” You understand and agree that you will abide by this policy after the Separation Date.
(f)
You agree that by entering into this Agreement, the Company is not admitting to and specifically denies any wrongdoing or violation of any law, and further, the Company by agreeing to provide you the Separation Benefits is not admitting any liability and specifically denies any liability or that you suffered any damages.
(g)
You acknowledge that as of the Execution Date you have received all leave to which you are entitled under any applicable Federal or state law, and you have been paid in full for all wages and compensation and you are not aware of any injuries that would qualify as workplace injuries for purposes of workers compensation.
(h)
The Company will instruct its officers and members of the Board of Directors not to make, after the Separation Date, any statements that are professionally or personally disparaging about or adverse to you. Nothing herein shall be construed as requiring the Company to issue an instruction limiting or restricting such individuals from disclosing events or circumstances in such manner as they or the Company deem necessary to comply with or satisfy their or the Company’s disclosure, reporting or other obligations under applicable law.
5.
Your Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Benefits in Section 3 and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company of any kind whatsoever, whether known or unknown, arising from the beginning of time through the Execution Date. Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action by you, including but not limited to a class or collective action, whether you seek to participate as a party plaintiff or as a class member (each a “Claim” and jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

** Claims under any local, state or federal discrimination, fair employment practices or other employment-related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Federal Worker Adjustment and Retraining Notification Act; and any similar California, or other state, federal, or local statute.

** Claims under any other local, state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to any other terms and conditions of employment.

** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

** Any other Claim arising under local, state or federal law.

Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Agreement. Moreover, this section does not release any claims or entitlements you may have to indemnification from the Company or the benefit of coverage under any D&O policies of insurance applicable to the period for which you served as a Company officer. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

**Unknown Claims, Waiver of California Civil Code Section 1542. You understand and expressly agree that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to any conduct of the Company, whether set forth in any claim or demand referred to in this Agreement or not, and that any and all rights granted to you under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation, are expressly WAIVED. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.

In waiving the provisions of Section 1542 of the California Civil Code, you acknowledge you may later discover facts in addition to or different from those you now believe to be true with respect to the matters released in this Agreement. You, however, agree you have taken that possibility into account in reaching this Agreement, and that the release in this Agreement will remain in effect as a full and complete release notwithstanding the discovery or existence of additional or different facts.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act, which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Bryan Yoon at the Company (byoon@ternspharma.com). In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail or confirmed receipt email (if by mail, certified, return receipt and postmarked within such 7-day period) a notice of rescission to Bryan Yoon. The eighth day following your signing of this Agreement without rescission is the “Effective Date” of this Agreement.

Also, consistent with the provisions of local, state and federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under such discrimination laws (the “Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state or local equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state or local equivalent (or seeking the recovery of any governmental bounty). Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws.

6.
Supplemental Release. On the Separation Date, you will be provided with a Supplemental Release of Claims that will reflect the agreements and releases in Sections 4 and 5 of this Agreement, and will confirm the payment terms set forth in Section 3. The payment of the Separation Benefits set forth in Section 3 will be made on the Payment Date (as defined above in Section 3(i) of this Agreement).
7.
Entire Agreement/Modification/Waiver/Choice of Law/Enforceability. You acknowledge and agree that this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company including without limitation the Employment Agreement (with the exception of the Invention Agreement and Mutual Arbitration Agreement with the Company dated as of November 10, 2023, which shall survive and continue by their terms). You agree that this Separation Agreement sets forth the entire agreement between you and the Company regarding your separation from the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in the State of California and shall be construed in accordance with the laws of California without giving effect to conflict of law principles. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full, provided, however, that if any or all of the release is held unenforceable, this Agreement shall be deemed null and void.

By executing this Agreement, you are acknowledging that: (1) you have carefully read and understand the terms and effects of this Agreement, including the Section entitled Your Release of Claims; (2) you understand that the Your Release of Claims is legally binding and by signing this Agreement, you give up certain rights; (3) you have been afforded sufficient time to understand the terms and effects of this Agreement; (4) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; and (5) neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement. The Company will counter-sign this Agreement once it receives it from you. This Agreement will remain valid for 21 days after its delivery to you.

[SIGNATURE PAGE FOLLOWS AT PAGE 8]

Terns, Inc.

By: /s/ Amy Burroughs

Name: Amy Burroughs

Its: Chief Executive Officer

Terns Pharmaceuticals, Inc.

By: /s/ Amy Burroughs
Name: Amy Burroughs
Its: Chief Executive Officer

Confirmed, Agreed and Acknowledged:

/s/ Erin Quirk

Erin Quirk

Dated: May 7, 2024

Exhibit A – Resignation Form

May 7, 2024

To the Chair of the Terns Pharmaceuticals, Inc. Board of Directors

Please be advised that I hereby resign as President and Head of R&D of Terns, Inc., as well as from any other officer positions for Terns, Inc. and Terns Pharmaceuticals, Inc. effective as of May 7, 2024.

_________________________
Erin Quirk

Exhibit B

Equity Statement